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                                                                   EXHIBIT 10.15


                          McCAW INTERNATIONAL, LTD.

October 9, 1996

Mr. William S. Roberts
Santiago, Chile

Dear Bill:

This letter, when executed by both of us, will confirm our mutual understanding of the terms and conditions applying to your employment with McCaw International, Ltd. ("McCaw International" or the "Company"). We look forward to your contribution to the Company as a key member of the team.

I outline below the specific terms and conditions regarding the offered position:

Position:                          Senior Vice President - Operations.

Reporting to:                      Chief Executive Officer of the Company.

Start Date:                        November 18, 1996.

Location:                          Seattle, Washington.

Base Salary:                       $170,000 per year, paid semi-monthly.

Bonus: You will be eligible to receive in cash a yearly bonus of up to 40% (to be determined by the Board of Directors of the Company upon the recommendation of the Chief Executive Officer of the Company) of your annual base salary, based on your achievement of specific objectives. The specific objectives to be achieved in order to be eligible for a bonus shall be mutually determined by you and the Chief Executive Officer of the Company. Payment of the bonus is expected to occur during the first quarter of each year and will be prorated based on the length of time you are employed by the Company.
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Mr. William S. Roberts
October 9, 1996
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Performance Review:                Your performance in your position with the
                                   Company will be reviewed on an annual basis by the Chief Executive Officer of the Company, who shall report the results of such review to the Board of Directors of the Company, at which time you will be eligible for a merit increase in your base annual compensation. Any such increase shall be based on a positive review of your performance and commensurate with your duties and responsibilities. Your base annual compensation will first be eligible for a merit increase as of January 1998.

Equity: Subject to approval by the Board of Directors or the Compensation Committee of Nextel Communications, Inc. ("Nextel"), the Company's parent corporation, you will be awarded options to acquire 15,000 shares of Class A Common Stock of Nextel at the end of fiscal year 1996 in accordance with the Nextel Amended and Restated Incentive Equity Plan (the "Incentive Equity Plan"). These options constitute incentive options as defined by the Internal Revenue Code. The options will be granted at the market price as of the close on the later of the date on which you agree to your employment and the date your option grant is approved by the Nextel Compensation Committee. The options will vest over four years in accordance with the terms of the Incentive Equity Plan.

                                   Subject to approval by the Board of
                                   Directors of the Company, you will be
                                   awarded Stock Appreciation Rights ("SARs")
                                   in McCaw International in accordance with
                                   the McCaw International Stock Appreciation
                                   Rights Plan, which is being finalized, but a
                                   draft of which has been provided to you.
                                   The number of SARs you will receive is
                                   75,000.  The SARs will vest over four years
                                   on a pro-rated monthly basis commencing on
                                   the date of your employment. The SARs plan
                                   will contemplate a grant to you of all
                                   appreciation in the years that you receive
                                   over and above a prime plus two percent
                                   interest rate.  While the number of
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Mr. William S. Roberts
October 9, 1996
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                                   units that you have will not be diluted, you
                                   must realize that, as additional equity is injected into McCaw International, your percentage SAR interest will decline.

                                   Agreements for the stock options and the SARs will be forwarded to you once the Nextel Board of Directors or Compensation Committee and the Board of Directors of the Company have acted and specific terms and provisions of the plans have been approved.

Termination:                       The initial term of your employment with the
                                   Company shall be one year from the date you start. Thereafter, your employment with
                                   McCaw International will be of indefinite duration, terminable at will by either party, without cause. This means that you may elect to terminate your employment with McCaw International at any time, and McCaw
                                   International retains the same rights.  This
                                   "employment at-will" paragraph operates
                                   notwithstanding any other provision of this letter, and no officer or employee of McCaw
                                   International is authorized to offer any employment relationship other than the
                                   "at-will" relationship provided for in this paragraph. If either party terminates this Agreement, except for COBRA benefits and repatriation, all rights and liabilities hereunder will cease. You and McCaw
                                   International agree that the terms of your employment will be governed by the laws of the State of Washington, not by the laws of any foreign country.

                                   If prior to the first anniversary of your commencing employment with the Company you elect to terminate your employment without cause, you agree to reimburse the Company for that portion of the out-of-pocket expenses the Company has incurred in connection with relocating you, your family and your personal goods and effects to Seattle, as well as any storage costs which is derived by dividing the number of days remaining until the first anniversary of your commencement of employment by 365.

Relocation Expenses:               McCaw International will pay for the cost of
                                   transporting you and your family from
                                   Santiago, Chile
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Mr. William S. Roberts
October 9, 1996
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                                   to Seattle, in compliance with current
                                   Company travel policy. McCaw International will pay for costs of packing, transporting, insuring and unpacking those personal effects and household goods you have designated for movement, provided such goods can be contained in one (1) twenty foot
                                   (20') sea going cargo container.

                                   Employee will obtain competitive quotes from two (2) local moving companies and the most appropriate one will be selected by the Company. McCaw International will pay the costs directly to the mover.

                                   McCaw International will pay for the costs of (i) appropriate temporary housing for you and your family and (ii) storing your personal effects and household goods in Seattle, for a period of up to ninety (90) days if your primary residence is not ready for occupancy when you and/or the goods arrive in Seattle. Please clear such housing and storage expenses in advance.

Foreign Visits:                    You are entitled to one visit to Mexico (and
                                   one extra week of vacation after your first full year of employment). The Company will pay for one (1) round-trip airfare in business class for you and each member of your family. Round-trip is defined as passage between Seattle and Guadalajara,
                                   Mexico.  The time taken for this visit
                                   beyond the extra week described above, if applicable, will be considered part of your annual vacation time.

Business Expenses:                 Any business expenses that you incur on
                                   behalf of McCaw International that are
                                   directly related to your work will be
                                   reimbursed based on properly completed
                                   documentation, including receipts, and
                                   approvals in accordance with applicable
                                   Company procedures.

Benefits:                          You will be eligible for the standard Nextel
                                   insurance and benefit plan package,
                                   commensurate with your position and
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Mr. William S. Roberts
October 9, 1996
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                                   salary, a summary of which has been provided
                                   to you herewith; provided that you will
                                   receive 15 days of vacation per calendar year prorated for any partial years of employment. In addition to the above bonus, the Company will pay you an additional bonus of $20,000 on commencement of your employment and an additional sum of $20,000 as an advance against a bonus that you are entitled to receive for your performance with respect to 1997.

Confidentiality:                   You will agree that at all times during your
                                   employment and after termination of your employment you will not, without written permission of the Company's then current
                                   Chief Executive Officer, disclose to any party or use or permit to be used in a manner adverse to the Company any confidential or other proprietary information of the Company, including, without limitation, trade secrets.

Your duties and responsibilities will be as discussed with the Chief Executive Officer of the Company.

Finally, you represent to us that, to the best of your knowledge, you have never been discharged or asked to leave an employer for reasons of personal integrity or performance.

We believe that you will make a valuable addition to our team and look forward to working with you. Please do not hesitate to contact me if you have any questions or require additional information.

Please sign below where indicated and return this letter to me at your earliest convenience.

                                                   Sincerely,

                                                   /s/ KEITH D. GRINSTEIN

                                                   Keith D. Grinstein
                                                   President and CEO
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Mr. William S. Roberts
October 9, 1996
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I accept the offer of employment contained in this letter and hereby agree that
I have read and understand the terms contained herein.


 /s/ WILLIAM S. ROBERTS           Dated: October 11,  1996
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     William S. Roberts